Exhibit 99.1

HPE Announces Closing of Senior Notes Offering by Enterprise Services Subsidiary

PALO ALTO, Calif., March 27, 2017 – Hewlett Packard Enterprise Company (“HPE”) today announced that in connection with the proposed merger of its wholly-owned subsidiary Everett SpinCo, Inc. (the “Company”) with Computer Sciences Corporation (“CSC”), the Company has closed its offering of $500 million in aggregate principal amount of 2.875% Senior Notes due 2020, $500 million in aggregate principal amount of 4.250% Senior Notes due 2024 and $500 million aggregate principal amount of 4.750% Senior Notes due 2027 (collectively, the “notes”) in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Company intends to use the net proceeds from this offering to fund a cash payment to HPE in connection with the separation of the Company from HPE and subsequent merger with CSC. Following the proposed merger, the Company will be renamed “DXC Technology Company.”

The notes were offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the U.S. Securities Act of 1933, as amended, and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Hewlett Packard Enterprise

Hewlett Packard Enterprise is an industry leading technology company that enables customers to go further, faster. With the industry’s most comprehensive portfolio, spanning the cloud to the data center to workplace applications, our technology and services help customers around the world make IT more efficient, more productive and more secure.

Forward-Looking Statements

This release includes “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. Neither HPE, the Company nor CSC undertakes any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is outlined under the caption “Risk Factors” in HPE’s Annual Report on Form 10-K for the fiscal year 2016 as filed with the Securities and Exchange Commission (the “SEC”), and in Amendment No. 1 to the Company’s Form 10, filed with the SEC on February 24, 2017, along with the Company’s other filings with the SEC. HPE, the Company and CSC disclaim any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.